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                                                                      Exhibit 53


                               STATE OF NEW YORK
                           PUBLIC SERVICE COMMISSION


Case 97-E-1390     Joint Petition of New York State Electric and Gas and the
                   Hon. Clifford Crouch for Declaratory Ruling that CalEnergy
                   Company, Inc., and Its Subsidiaries May Not Acquire Any of the Company's Stocks or Bonds Without the Commission's
                   Prior Approval and For An Order Enjoining CalEnergy and
                   Its Subsidiaries From Acquiring Any Such Securities.




                               NOTICE TO RESPOND
                            (Issued August 7, 1997)


     By Joint Petition filed on August 6, 1997, New York State Electric and Gas Corporation (NYSEG) and the Hon. Clifford Crouch request a Declaratory Ruling that CalEnergy Company, Inc., (CalEnergy) and its Subsidiaries may not acquire any of NYSEG's stocks or bonds without prior Commission approval and an Order enjoining CalEnergy and its Subsidiaries from acquiring any such securities.

     CalEnergy's tender offer to purchase NYSEG's securities is currently scheduled to expire on August 14, 1997; accordingly, in order to allow the Commission to render a determination concerning the requested relief, CalEnergy should submit ten (10) copies of its response to the Petition, if any, with the Secretary to the Commission and serve a copy on the petitioners herein by close-of-business on Monday, August 11, 1997.


                                                  John C. Crary
                                                    Secretary